                                                                 EXHIBIT (4) (d)

                                 AMENDMENT NO. 3
                                       TO
                           LOAN AND SECURITY AGREEMENT

     THIS AMENDMENT NO. 3 dated as of December 17, 1999 (this "Amendment") is entered into among BANK OF AMERICA, NATIONAL ASSOCIATION ("B of A"), as successor to BankAmerica Business Credit, Inc., Bank of America, National Trust and Savings Association and NationsBank, N.A., and GMAC COMMERCIAL CREDIT LLC, a New York limited liability company ("GMAC"), as successor to BNY Financial Corporation, formerly known as Bank of New York Commercial Corporation, (B of A and GMAC and their respective successors and assigns being sometimes hereinafter referred to collectively as the "Lenders" and each of B of A and GMAC and its successors and assigns being sometimes hereinafter referred to individually as a "Lender"), B of A (as successor to BankAmerica Business Credit, Inc. and Bank of America, National Trust and Savings Association), as agent for the Lenders (in such capacity as agent, the "Agent"), LACLEDE STEEL COMPANY, a Delaware corporation, as debtor and debtor-in-possession (the "Parent"), LACLEDE CHAIN MANUFACTURING COMPANY, a Delaware corporation, as debtor and debtor-in-possession ("Laclede Chain"), and LACLEDE MID AMERICA INC., an Indiana corporation, as debtor and debtor-in-possession ("Laclede Mid America") (the Parent, Laclede Chain and Laclede Mid America being sometimes hereinafter referred to collectively as the "Borrowers" and each of the Parent, Laclede Chain and Laclede Mid America being sometimes hereinafter referred to individually as a "Borrower").

                              W I T N E S S E T H:

     WHEREAS, the Borrowers, the Lenders and the Agent are parties to a certain Loan and Security Agreement dated as of December 1, 1998, as amended by Amendment No. 1 dated as of December 23, 1998 and Amendment No. 2 dated as of July 1, 1999 (such Loan and Security Agreement, as so amended, the "Loan Agreement," capitalized terms used herein without definition having the meanings given such terms in the Loan Agreement, as amended by this Amendment); and

     WHEREAS, the Borrowers, the Lenders and the Agent have agreed to amend the Loan Agreement on the terms and conditions hereinafter set forth;

     NOW, THEREFORE, in consideration of the premises set forth above, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrowers, the Lenders and the Agent hereby agree as follows:

     Section 1. Amendment of the Loan Agreement. Subject to the fulfillment of the conditions precedent set forth in Section 4 below, the Loan Agreement is amended as follows:

     (a) Section 1.1 is amended by deleting the definitions of "Agreed Pre-Petition Outstanding Balance" and "Inventory Sublimit Amount."

     (b) Section 1.1 is further amended by amending and restating the definition of "Bank of America" as follows:

     "Bank of America" means Bank of America, National Association, a national banking association, or any successor entity thereto.

     (c) Section 1.1 is further amended by amending and restating the definition of "Base Rate Loan" as follows:

          "Base Rate Loan" means a Post-Petition Revolving Loan or Post-Petition Term Loan during any period in which it bears interest at the rate provided in Section 3.1(i).

     (d) Section 1.1 is further amended by amending and restating the definition of "LIBOR Loan" as follows:

          "LIBOR Loan" means a Post-Petition Revolving Loan or Post-Petition Term Loan during any period in which it bears interest at the rate provided in Section 3.1(ii).

     (e) Section 1.1 is further amended by amending and restating clause (a) of the definition of "Maximum Revolver Amount" as follows:

     (a) the lesser of

          (i) the Revolver Facility minus the amount of Term Loans outstanding at such time and the amount of any Pre-Petition Obligations outstanding at such time; or

          (ii) (A) eighty-five percent (85.0%) of the Net Amount of the Eligible Accounts; plus (B) the lesser of (1) sixty-five percent (65.0%) of the value of Net Eligible Inventory; and (2) $38,500,000; provided, that the amount of Revolving Loans based upon Eligible Inventory consisting of supplies shall be limited to the Supplies Inventory Sublimit Amount; plus (C) the amount of the Additional Facility at such time minus (D) the amount of Pre-Petition Revolving Loans outstanding at such time;

     (f) Section 1.1 is further amended by adding the following definitions in alphabetical order:

          "Post-Petition Term Loans" means Term Loans made pursuant to this Agreement.

          "Pre-Petition Term Loans" means Term Loans made pursuant to the Original Agreement.

          "Supplies Inventory Sublimit Amount" means the amount set forth below for the period indicated:

          Period                                                 Amount
          ------                                                 ------
          Effective date of Amendment
          No. 3 hereto through
          December 31, 1999                                      $ 6,000,000
          January 2000                                             6,000,000
          February 2000                                            5,750,000
          March 2000                                               5,500,000
          April 2000                                               5,250,000
          May 2000                                                 5,000,000
          June 2000                                                4,750,000

In determining the Eligibility Inventory that is subject to the Supplies Inventory Sublimit Amount, zinc and pipe couplings will be treated as raw materials rather than supplies.

     (g) Section 1.1 is further amended by amending and restating the definition of "Stated Termination Date" as follows:

          "Stated Termination Date" means June 30, 2000.

          (h) Section 1.1 is further amended by amending and restating the definition of "Term Loans" as follows:

          "Term Loans" means, collectively, Pre-Petition Term Loans and Post-Petition Term Loans.

          (i) Section 3.1 is amended and restated as follows:

          3.1 Interest Rates. All outstanding Post-Petition Obligations shall bear interest on the unpaid principal amount thereof (including, to the extent permitted by law, on interest thereon not paid when due) from the date made until paid in full in cash at a rate determined by reference to the Base Rate or the LIBO Rate and Sections 3.1(i) or (ii), as applicable, but not to exceed the Maximum Rate described in Section 3.4. Subject to the provisions of Section 3.2, any of the Post-Petition Revolving Loans or Post-Petition Term Loans may be converted into, or continued as, Base Rate Loans or LIBOR Loans in the manner provided in Section 3.2. If at any time Post-Petition Revolving Loans or Post-Petition Term Loans are outstanding with respect to which notice has not been delivered to the Agent in accordance with the terms of this Agreement specifying the basis for determining the interest rate applicable thereto, then those Post-Petition Revolving Loans or Post-Petition Term Loans shall be Base Rate Loans and shall bear interest at a rate determined by reference to the Base Rate until notice to the contrary has been given to the Agent and such notice has become effective. Except as otherwise provided herein, the outstanding Post-Petition Obligations shall bear interest as follows:

          (i) For all Post-Petition Revolving Loans, Post-Petition Term Loans and other Post-Petition Obligations which are not LIBOR Loans, then at a fluctuating per annum rate to two percent (2.00%) plus the Base Rate;

          (ii) For all Post-Petition Revolving Loans and Post-Petition Term Loans which are LIBOR Loans, then at a per annum rate equal to four percent (4.00%) plus the LIBO Rate determined for the applicable Interest Period.

     Each change in the Base Rate shall be reflected in the interest rate described in (i) above as of the effective date of such change. All interest charges shall be computed on the basis of a year of 360 days and actual days elapsed. Except as otherwise provided herein, (a) interest accrued on each LIBOR Loan shall be payable in arrears on the first day of each month hereafter, and (b) interest accrued on the Base Rate Loans will be payable in arrears on the first day of each month hereafter.

          (j) Subsection (a) of Section 3.2 is amended and restated as follows:

          (a) Subject to the provisions of Section 3.3, (i) the Borrowers shall have the option to convert all or any part of the outstanding Post-Petition Revolving Loans or Post-Petition Term Loans, in a minimum amount of $5,000,000 and integral multiples of $5,000,000 in excess of that amount, from Base Rate Loans to LIBOR Loans at any time; (ii) the Borrowers shall have the option to convert all or any part of the outstanding Post-Petition Revolving Loans or Post-Petition Term Loans from LIBOR Loans to Base Rate Loans on the expiration of the Interest Period applicable thereto; and
     (iii) the Borrowers shall have the option, on the expiration of the Interest Period applicable to any outstanding LIBOR Loan, to continue all or any portion of such LIBOR Loan equal to $5,000,000 and integral multiples of $5,000,000 in excess of that amount, as a LIBOR Loan; provided, however, that no outstanding Loans may be converted into or continued as LIBOR Loans when any Default or Event of Default has occurred and is continuing. Any conversion or continuation made with respect to less than the entire outstanding balance of the Post-Petition Revolving Loans or Post-Petition Term Loans must be applied pro rata to the Revolving Loans or Term Loans, as applicable, according to the outstanding principal balance of each Revolving Loan or each Term Loan.

               (k)  Section 4.2 is amended and restated as follows:

               4.2 Scheduled Payments and Mandatory Prepayments of the Term Loans. The Borrowers shall make monthly principal payments on the Post-Petition Term Loans in the aggregate amount of $70,000, due and payable on the first day of each calendar month, commencing on January 1, 2000, until the earlier of (a) the Stated Termination Date, or (b) the payment in full of the Post-Petition Term Loans. In addition, prepayments on the Term Loans shall be required to be made as provided in Sections 5.11(c), 8.5(c), 8.6(b) and 8.9(b). In addition, after the Additional Facility has been reduced to zero, (1) if any amounts are received with respect to items (a), (b), or (f) on Exhibit D, then 50% of such amounts shall be applied to the prepayment of the Term Loans, applying such amounts ratably to the installments of the Term Loans in the inverse order of maturity, and (2) if any Net Proceeds of the Electrode Settlement are received such that the amount of all Net Proceeds of the Electrode Settlement at such time is in excess of $2,500,000, then 100% of such excess Net Proceeds shall be applied to the prepayment of the Term Loans, applying such amounts ratably to the installments of the Term Loans in the inverse order of maturity.

               (l) Section 4.5 is amended by amending and restating clause "second" as follows:

          second, from and after the entry of the Final Order, through and including December 31, 1999, to make Adequate Protection Payments;

               (m) Section 4.5 is further amended by amending and restating clause "fourth" as follows:

          fourth, until the outstanding Pre-Petition Obligations have been paid in full, to pay the principal of the Pre-Petition Revolving Loans;

               (n) The last sentence of Section 8.9(b) is amended and restated as follows:

          Upon any such sale or other disposition, the entire amount of Net Proceeds shall be applied on the date of such sale or disposition to the repayment of the Term Loans, and if the Term Loans have been repaid in full, to any other Post-Petition Obligations then outstanding.

               (o) Section 8.24 is amended and restated as follows:

               8.24 Cash Available for Fixed Charges. The Borrowers will maintain Cash Available for Fixed Charges, determined as of the end of each period listed below for the period indicated, of not less than the following:

                                                           Cash Available for
                  Period                                     Fixed Charges
                  ------                                     -------------
          Ten month period ending 9/30/99                     $  (100,000)
          Thirteen month period ending 12/31/99               $ 1,400,000

                                                           Cash Available for
                   Period                                    Fixed Charges
                   ------                                    -------------
          Sixteen month period ending 3/31/00                 $ 2,100,000
          Nineteen month period ending 6/30/00                $ 2,900,000

          In determining Cash Available for Fixed Charges, non-cash pension expense other than service costs will not be deducted from net earnings.

               (p) Section 8.25 is amended and restated as follows:

               8.25 Direct Contribution. The Direct Contribution of the Alton Steel Operations will not be less than the following amounts for the following periods:

                   Period                                        Amount
                   ------                                        ------
          Nine months ending 9/30/99                          $ (1,500,000)
          Twelve months ending 12/31/99                       $ (1,700,000)
          Fifteen months ending 3/31/00                       $  1,000,000
          Eighteen months ending 6/30/00                      $  1,500,000

          In determining Direct Contribution, non-cash pension expense other than service costs will not be deducted from net income.

               (q) Section 13.11 is amended to delete the wire transfer instructions for NB, and Section 14.7 is amended to delete the address provision for NB.

               Section 2. Bank of America Reorganization. As a result of the distribution of the assets of BankAmerica Business Credit, Inc. to Bank of America National Trust and Savings Association (the name of which was subsequently changed to Bank of America, National Association), and the merger of NationsBank, N.A. with and into Bank of America, National Association with the surviving entity in such merger being Bank of America, National Association, all references to BankAmerica Business Credit, Inc., BABC, Bank of America National Trust and Savings Association, Bank of America, NationsBank, N.A. and NB contained in the Loan Agreement shall hereafter be deemed to be references to Bank of America, National Association.

               Section 3. Pre-Petition Revolving Loans, Pre-Petition Term Loans and Adequate Protection Payments. The Agent, the Lenders and the Borrowers hereby agree that on the date upon which this Amendment shall become effective, the Borrowers shall borrow (a) Post-Petition Revolving Loans to repay in full the Pre-Petition Revolving Loans, and
          (b) Post-Petition Term Loans to repay in full the Pre-Petition Term Loans, so that as of such date, the balance of the Pre-Petition Obligations shall be zero, and the Borrowers hereby direct the Lenders to advance such Post-Petition Revolving Loans and Post-Petition Term Loans on such effective date. In addition, the Agent, the Lenders and the Borrowers agree that any Adequate Protection Payments received by the Agent or the Lenders pursuant to the Loan Agreement shall be applied first, to pay any interest due on the Pre-Petition Obligations, including interest accrued after the Petition Date at the rates set forth under the Loan Agreement and second, to reduce the principal amount due on the Term Loans. The Borrowers shall make the final Adequate Protection Payment on December 31, 1999, after which date the Borrowers shall not be required to make any further Adequate Protection Payments; provided, that the right of the Borrowers to cease making Adequate Protection Payments is without prejudice to, and does not constitute a waiver of, expressly or implicitly, the right of the Lenders hereafter to request additional adequate protection of their interests in the Collateral or relief from or modification of the automatic stay under Section 362 of the Bankruptcy Code. The Borrowers shall make monthly principal payments on the Post-Petition Term Loans in the aggregate amount of $70,000, due and payable on the first day of each calendar month, commencing on January 1, 2000, until the earlier of (a) the Stated Termination Date, or (b) the payment in full of the Post-Petition Term Loans.

     Section 4. Conditions to Amendment. This Amendment shall become effective upon (a) the receipt by the Agent by facsimile transmission of a counterpart of this Amendment executed by each Borrower and each Lender, and execution of this Amendment by the Agent (provided, that each Borrower and each Lender shall promptly execute six applicable signature pages hereof and deliver such pages to the Agent), and (b) entry by the Bankruptcy Court of a final order acceptable to the Agent approving the terms hereof, and such order being in full force and effect and (unless waived by the Agent) not subject to reversal, stay, modification, amendment or appeal.

     Section 5. Representations and Warranties. Each Borrower hereby represents and warrants that (i) this Amendment constitutes a legal, valid and binding obligation of such Borrower, enforceable against such Borrower in accordance with its terms, (ii) the representations and warranties contained in the Loan Agreement are correct in all material respects as though made on and as of the date of this Amendment, and (iii) no Event of Default has occurred and is continuing.

     Section 6. Reference to and Effect on the Loan Agreement.

     (a) Upon the effectiveness of this Amendment, each reference in the Loan Agreement to "this Agreement", "hereunder", "hereof", "herein", or words of like import shall mean and be a reference to the Loan Agreement, as amended hereby, and each reference to the Loan Agreement in any other document, instrument or agreement executed and/or delivered in connection with the Loan Agreement shall mean and be a reference to the Loan Agreement, as amended hereby.

     (b) Except as specifically amended above, the Loan Agreement and all other documents, instruments and agreements executed and/or delivered in connection therewith shall remain in full force and effect and are hereby ratified and confirmed.

     (c) The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Agent or the Lenders under the Loan Agreement, nor constitute a waiver of any provision of the Loan Agreement, except as specifically set forth herein.

     Section 7. Execution in Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.

     Section 8. Governing Law. This Amendment shall be governed by and construed in accordance with the internal laws (as opposed to the conflicts of laws provisions) of the State of Illinois.

     Section 9. Section Titles. The section titles contained in this Amendment are and shall be without substance, meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

     Section 10. Parties, Successors and Assigns. This Amendment shall be binding upon and shall inure to the benefit of the Borrowers, the Agent, each Lender, and their respective successors and assigns.

     Section 11. Severability. To the extent any provision of this Amendment is not enforceable under applicable law, such provision shall be deemed null and void and shall have no effect on the remaining portions of the Amendment.

     Section 12. Construction of Amendment. Each party hereto has cooperated in the drafting and preparation of this Amendment and, as a result, this Amendment shall not be construed against any party. This Amendment may be amended or modified only by a written agreement signed by the parties hereto. This Amendment may be executed in counterparts, each of which when so executed and delivered shall be deemed an original but all such counterparts together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of December 17, 1999.


                                    LACLEDE STEEL COMPANY, as
                                    Debtor and Debtor-in-Possession


                                    By:_______________________________
                                       Vice President

                                    LACLEDE CHAIN MANUFACTURING COMPANY, as
                                    Debtor and Debtor-in-Possession


                                    By:________________________________
                                       Vice President

                                    LACLEDE MID AMERICA INC., as
                                    Debtor and Debtor-in-Possession

                                    By:________________________________
                                       Vice President

                                    BANK OF AMERICA, NATIONAL ASSOCIATION,
                                    (as successor to BankAmerica Business
                                    Credit, Inc. and Bank of America National
                                    Trust and Savings Association), as the
                                    Agent


                                    By:________________________________
                                       Vice President

                                    BANK OF AMERICA, NATIONAL ASSOCIATION,
                                    (as successor to BankAmerica Business
                                    Credit, Inc., Bank of America National
                                    Trust and Savings Association and
                                    NationsBank, N.A.), as a Lender


                                    By:________________________________
                                       Vice President

                                    GMAC COMMERCIAL CREDIT LLC, (as successor to BNY Financial Corporation, formerly known as The Bank of New York Commercial Corporation), as a Lender


                                    By:________________________________
                                       Vice President